EXHIBIT 99: "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995.

            "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES
                        LITIGATION REFORM ACT OF 1995

Certain written and oral statements made by Paychex, Inc., (the "Company") management may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by such words and phrases as "we are looking forward to", "expects", "we believe", "expected to" and "could be." Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include general market conditions, including demand for the Company's products and services, availability of internal and external resources, executing expansion plans, competition, and price levels; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including 401(k) plans, workers' compensation, state unemployment, and section 125 plans; delays in the development, timing of the introduction, and marketing of new products and services; the possibility of catastrophic events that could impact the Company's operating facilities, computer technology and communication systems, including Year 2000 issues; and changes in short- and long-term interest rates and the credit rating of cash, cash equivalents, and securities held in the Company's investment portfolios.